Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584, 333-133657, and 333-174702 on Form S-8 of our reports dated April 10, 2013, relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated and subsidiaries, and the effectiveness of Natus Medical Incorporated and subsidiaries internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2012, filed on April 10, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California

May 1, 2013